Exhibit 4.1
AMENDMENT NO. 2 TO RIGHTS AGREEMENT
BETWEEN ENDWAVE CORPORATION AND
COMPUTERSHARE TRUST COMPANY, N.A.
     This Amendment No. 2 to Rights Agreement (this “Amendment”) is made as of February 4, 2011, by and between Endwave Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., successor in interest to Computershare Trust Company, Inc., as rights agent (the “Rights Agent”).
     Whereas, the Company is entering into an Agreement and Plan of Merger by and among GigOptix, Inc., a Delaware corporation (“Parent”), Aerie Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (as the same may be amended from time to time, the “Merger Agreement”), dated as of February 4, 2011, pursuant to which Merger Sub will merge with and into the Company, the Company will survive as a wholly-owned subsidiary of Parent and the former holders of the Company’s common stock will receive shares of common stock of Parent;
     Whereas, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of December 1, 2005, as amended by that certain Amendment No. 1 to Rights Agreement, dated as of December 21, 2007 (the “Rights Agreement”);
     Whereas, the Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.
     Now, Therefore, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.
     2. Section 1(a)(A) of the Rights Agreement is hereby amended and restated to read as follows:
     (A) the term Acquiring Person shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, (iii) any employee benefit or compensation plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit or compensation plan of the Company or any Subsidiary of the Company, (v) any Person, together with all Affiliates and Associates of such Person, who is the Beneficial Owner of 15% or more of the Common Shares outstanding as of the date of this Agreement until such time after the date of this Agreement that such Person, together with all Affiliates and Associates of such Person, shall become the Beneficial Owner of any additional Common Shares (other than by means of a dividend made by the Company on the Common Shares outstanding or pursuant to a split, subdivision or other reclassification of the Common Shares undertaken by the Company) and shall then beneficially own more than 15% of the Common Shares outstanding, or (vi) GigOptix, Inc., a Delaware corporation, or any Affiliate or Associate thereof (collectively, “Parent”), in each case to the extent, but only to the extent, that Parent, or any of such Affiliates or Associates, becomes the Beneficial Owner of 15% or more of the shares of Common Shares of the Company then outstanding as a result of the execution, delivery or performance of the Agreement and Plan of Merger by and among Parent, Aerie Acquisition Corporation, a

1.

Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (as the same may be amended from time to time, the “Merger Agreement”) or the consummation of the merger of Merger Sub with and into the Company (the “Merger”) or the transactions contemplated thereby, in each case in accordance with the terms thereof, as such terms may be amended by the parties thereto;
     3. Section 3(a) of the Rights Agreement is amended by adding as the final sentence thereto the following:
“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred as a result of the execution, delivery or performance of the Merger Agreement or the consummation of the Merger or the transactions contemplated thereby, in each case in accordance with the terms thereof, as such terms may be amended by the parties thereto.”
     4. Section 11(a)(ii) of the Rights Agreement is amended by adding as the final sentence thereto the following:
     “Notwithstanding anything in the Agreement to the contrary, no rights under this Section 1(a)(ii) shall arise or be triggered, and no event described in Section 11(a)(ii) shall be deemed to have occurred as a result of the execution, delivery or performance of the Merger Agreement or the consummation of the Merger or the transactions contemplated thereby, in each case in accordance with the terms thereof, as such terms may be amended by the parties thereto.”
     5. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.
     6. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
     7. Nothing in this Amendment shall be construed to give to any person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).
     8. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     9. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     10. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

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     The parties herein have caused this Amendment to be duly executed and delivered as of the date first above written.

Endwave Corporation
By:	/s/ Curt P. Sacks
	Name:	Curt P. Sacks
	Title:	Chief Financial Officer

Computershare Trust Company, N.A.
By:	/s/ John M. Wahl
	Name:	John M. Wahl
	Title:	Corporate Trust Officer

Amendment No. 2 to Rights Agreement